Exhibit 16.1

May 14, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read China Teletech Holding, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 14, 2015, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ WWC, Professional Corporation

WWC, Professional Corporation